Exhibit 99.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND SIX MONTHS ENDED
DECEMBER 31, 2010

Shreveport, Louisiana – January 21, 2011 – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (Nasdaq: HFBLD), the holding company of Home Federal Bank, reported net income for the three months ended December 31, 2010 of $502,000, an increase of $253,000, or 101.6%, from $249,000 in net income reported for the three months ended December 31, 2009. Earnings per basic and diluted share were $0.17 for the quarter ended December 31, 2010, compared to $0.08 per basic and diluted share for the quarter ended December 31, 2009.

The Company reported net income of $1.1 million for the six months ended December 31, 2010 compared to $501,000 for the six months ended December 31, 2009. Basic and diluted earnings per share were $0.39 for the six months ended December 31, 2010 compared to $0.17 for the six months ended December 31, 2009.

The Company completed its conversion from the mutual holding company form of organization to the stock holding company form on December 22, 2010. As a result of the conversion, Home Federal Bancorp, Inc. of Louisiana, a newly formed Louisiana chartered corporation, became the holding company for Home Federal Bank, and Home Federal Mutual Holding Company of Louisiana and the former Home Federal Bancorp, Inc. of Louisiana ceased to exist. As part of the conversion, the Company completed a public offering of common stock that raised $17.1 million in net proceeds and shares of common stock of the former holding company were exchanged for shares of common stock of the Company. Per share amounts for prior periods have been adjusted to reflect the share exchange.

The increase in net income for the three months ended December 31, 2010 resulted primarily from a $373,000, or 27.3%, increase in net interest income, and a $495,000, or 173.7%, increase in non-interest income, partially offset by an increase of $335,000, or 26.3%, in non-interest expense, an increase of $151,000 in the provision for loan losses and a $129,000, or 100.8%, increase in the provision for income taxes.  The increase in net interest income was due to an increase of $309,000, or 13.8%, in total interest income as a result of an increase in volume of interest-earning assets and a decrease of $64,000, or 7.4%, in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The increase in non-interest income was primarily due to a $366,000 increase in gain on sale of loans held-for-sale and a $233,000 increase in other income, partially offset by a decrease of $104,000 in gain on sale of investments.  The Company sells most of its fixed-rate residential mortgage loan originations. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $167,000, or 20.4%, due to the hiring of commercial loan officers and other employees, as well as increases of $91,000 in advertising expense, $33,000 in occupancy expenses, $30,000 in data processing costs, and $14,000 in miscellaneous non-interest expenses attributable to increases in other general office overhead expenses.  The $151,000 charge to the provision for loan losses during the three months ended December 31, 2010, reflects the increase in loan loss allowances deemed necessary by management for risks associated with the increasing volume of non-residential and commercial loans.

For the six months ended December 31, 2010, the Company reported net earnings of $1.1 million, or diluted earnings per share of $0.35, an increase of $647,000, or 129.1%, as compared to the $501,000 in net earnings, reported for the six months ended December 31, 2009. The increase in net earnings for the six months ended December 31, 2010 resulted primarily from a $798,000, or 30.1%, increase in net interest income and a $1.3 million, or 376.1%, increase in non-interest income. These changes were partially offset by an $872,000, or 39.1%, increase in non-interest expense, a $331,000, or 128.3%, increase in income taxes and a $223,000 charge to the provision for loan losses. Similar to the increase for the quarter ended December 31, 2010, the increase in net interest income for the six month period was primarily due to an increase in total interest income as a result of an increase in the volume of interest-earning assets and a decrease in interest expense on borrowings and deposits due to an overall decline in the average cost of funds.  The Company’s average interest rate spread was 3.38% for the six months ended December 31, 2010, compared to 2.82% for the six months ended December 31, 2009. The Company’s net interest margin was 3.72% for the six months ended December 31, 2010, compared to 3.33% for the six months ended December 31, 2009.  The increase in net interest margin and average interest rate spread is attributable primarily to the implementation of the Company’s strategy to enhance our core earnings by increasing commercial loan volume and related income in conjunction with decreasing costs associated with deposits and advances from the Federal Home Loan Bank. The increase in non-interest income was primarily due to an increase of $126,000, or 67.7%, in gain on sale of investments and an increase of $901,000, or 698.4%, in gain on sale of loans, from the prior year period.

At December 31, 2010, the Company reported total assets of $210.9 million, an increase of $25.8 million, or 13.9%, compared to total assets of $185.1 million at June 30, 2010.  The increase in assets was comprised primarily of an increase in cash and cash equivalents of $27.6 million, or 312.0% from $8.8 million at June 30, 2010 to $36.4 million at December 31, 2010, and an increase in loans receivable, net, excluding loans-held-for sale, of $18.1 million, or 19.5%, from $93.1 million at June 30, 2010, to $111.2 million at December 31, 2010, primarily reflecting the continuing increase in commercial lending during the three months ended December 31, 2010.  This was partially offset by a decrease in investment securities of $12.9 million, or 19.6%, to $52.9 million at December 31, 2010, compared to $65.8 million at June 30, 2010.  Loans held-for-sale decreased $7.9 million, or 59.3%, to $5.5 million at December 31, 2010 compared to $13.4 million at June 30, 2010, which management attributes to normal seasonal declines in real estate sales.  Deposits increased $15.3 million, or 13.0%, to $133.0 million at December 31, 2010, compared to $117.7 million at June 30, 2010.  Advances from the Federal Home Loan Bank of Dallas decreased $5.5 million, or 17.5%, to $26.0 million at December 31, 2010, from $31.5 million at June 30, 2010. At December 31, 2010, the Company had $113,000 of non-performing assets, or 0.05% of total assets at such date, compared to $360,000, or 0.19% of total assets at June 30, 2010.

Shareholders’ equity increased $17.2 million, or 51.6%, to $50.6 million at December 31, 2010, from $33.4 million at June 30, 2010.  The primary reasons for the increase in shareholders’ equity from June 30, 2010, were the vesting of restricted stock awards totaling $155,000, net income of $1.1 million for the six months ended December 31, 2010, and proceeds from a common stock issuance of $17.1 million.  This was partially offset by a decrease in the Company’s accumulated other comprehensive income of $998,000, dividends paid of $145,000 and treasury stock acquisitions of $46,000 during the six months ended December 31, 2010.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its four full-service banking offices and one agency in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	December 31, 2010	June 30, 2010
	(Unaudited)
Cash and cash equivalents	$36,406	$8,837
Investment securities	52,948	65,826
Loans held-for-sale	5,451	13,403
Loans receivable, net	111,196	93,056
Other assets	4,942	4,023

Total assets	$210,943	$185,145

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$132,979	$117,722
Advances from the Federal Home Loan Bank of Dallas	25,981	31,507
Other liabilities	1,399	2,551

Total liabilities	160,359	151,780

Shareholders’ equity	50,584	33,365

Total liabilities and shareholders’ equity	$210,943	$185,145

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Total interest income	$ 2,544	$ 2,235	$ 5,081	$ 4,425
Total interest expense	804	868	1,635	1,777
Net interest income	1,740	1,367	3,446	2,648
Provision for loan losses	151	-	223	-
Net interest income after provision
for loan losses	1,589	1,367	3,223	2,648
Non-interest income	780	285	1,614	339
Non-interest expense	1,610	1,275	3,100	2,228
Income before income taxes	759	377	1,737	759
Income taxes	257	128	589	258

NET INCOME	$ 502	$ 249	$ 1,148	$ 501

EARNINGS PER SHARE(1)
Basic	$ 0.17	$0.08	$ 0.39	$0.17
Diluted	$ 0.17	$0.08	$ 0.39	$0.17
___________ (1) Prior period amounts were adjusted for comparability using the conversion ratio of 0.9110 due to completion of the second step offering on December 22, 2010.
CONTACT:
Daniel R. Herndon, President and Chief Executive Officer
James R. Barlow, Executive Vice President and Chief Operating Officer
(318) 222-1145